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                            UGLY DUCKLING CORPORATION
            Charter of the Audit Committee of the Board of Directors
                                                     (June 14, 2000)

I.   Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     Monitor the independence and performance of the Company's independent auditors.

     Provide  an  avenue  of  communication  among  the  independent   auditors,
     management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.



II.  Audit Committee Composition and Meetings

Audit Committee members shall meet all applicable legal/regulatory and NASDAQ Exchange (the "Exchange") requirements. By June 1, 2001, the Audit Committee shall be comprised of three or more directors as determined by the Board. Each member shall be selected based upon the applicable legal/regulatory and Exchange requirements, including their independence and freedom from any relationship that would interfere with the exercise of his or her independent judgment. By no later than June 1, 2001, all members of the Committee also shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may (but are not required to) designate a Chair by majority vote of the Committee membership.


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The Committee  shall meet at least three times  annually,  or more frequently as circumstances dictate. The Committee should meet privately in executive session at least annually with management, including separate sessions with the General Counsel (which session shall also cover any material operational audit matters) and the Chief Financial Officer, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.



III. Audit Committee Responsibilities and Duties

     Review Procedures:

          1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published periodically in accordance with and as required by applicable laws/regulations and Exchange rules.

          2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

          3. In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

          4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. The Chair or any designee of the Committee may represent the entire Audit Committee for purposes of this review. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.


     Independent Auditors:

          5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.


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          6.   Approve the fees and other significant compensation to be paid to the independent auditors.

          7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

          8. Review the independent auditors' audit plan and discuss scope, staffing, locations, reliance upon management, and general audit approach.

          9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

          10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.


     Legal Compliance

          11. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, material operational audit matters and material inquiries received from regulators or governmental agencies.


     Other Audit Committee Responsibilities

          12. Prepare and file or distribute such reports of or related to the Committee as are required under applicable laws/regulations or Exchange rules.

          13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

          14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of its activities.